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                                                                    Exhibit 99.1

                                                                 Contact: Media:
                                                                    Bob Ratliffe
                                                                  (206) 979-4254
                                                             Investors/analysts:
                                                                John D. Thompson
                                                           Nextel Partners, Inc.
                                                                  (425) 828-1713
FOR IMMEDIATE RELEASE


           NEXTEL PARTNERS ANNOUNCES FILING OF REGISTRATION STATEMENT
              WITH SEC FOR INITIAL PUBLIC OFFERING OF COMMON STOCK


KIRKLAND, WA JANUARY 27, 2000 - Nextel Partners announced today that it has filed a registration statement with the Securities and Exchange Commission for an initial public offering by the Company of 23,500,000 shares of its Class A Common Stock. The offering price of the shares is expected to be between $15.00 and $19.00 per share. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., First Union Securities, Inc. and Morgan Stanley & Co. Incorporated are the managing underwriters of the offering.

Nextel Partners provides digital wireless communications services in mid-sized and smaller markets throughout the United States and is the only U.S. affiliate of Nextel Communications, Inc.

Prospectuses are not currently available. When available, preliminary prospectuses may be obtained from Goldman, Sachs & Co., 85 Broad Street, Fourteenth Floor, New York, New York 10004.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

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